Exhibit (a)(5)(A)

Palo Alto Networks Announces Offer to Purchase Relating to CyberArk Software Ltd.’s 0.00%

Convertible Senior Notes due 2030

SANTA CLARA, California – February 19, 2026 – Today, Palo Alto Networks, Inc. (“Palo Alto Networks”) announced that, in connection with the closing of the transaction (the “Acquisition”) contemplated by the Agreement and Plan of Merger, dated as of July 30, 2025, by and among Palo Alto Networks, CyberArk Software Ltd., a company organized under the laws of the State of Israel (“CyberArk”), and Athens Strategies Ltd., a company organized under the laws of the State of Israel, Palo Alto Networks has made an offer to purchase (the “Offer to Purchase”) for cash, any and all of CyberArk’s 0.00% Convertible Senior Notes due 2030 (the “Notes”).

Palo Alto Networks is making the Offer to Purchase in satisfaction of CyberArk’s obligations related to such Notes in accordance with the Indenture, dated as of June 10, 2025 (the “Base Indenture”), among CyberArk and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and the First Supplemental Indenture, dated as of February 11, 2026 (the “Supplemental Indenture,” and the Base Indenture, as amended, supplemented or otherwise modified from time to time, including by the Supplemental Indenture, the “Indenture”), among the Palo Alto Networks, CyberArk and the Trustee, as a result of the occurrence of the Fundamental Change (as defined in the Indenture) and Make-Whole Fundamental Change (as defined in the Indenture) that occurred as a result of the consummation of the Acquisition.

The Acquisition closed on, and therefore the Effective Date (as defined in the Indenture) of the Make-Whole Fundamental Change (as defined in the Indenture) was, February 11, 2026.

In connection with the Fundamental Change, and as more fully described in the Offer to Purchase, on or before 5:00 p.m., New York City time, on March 20, 2026, each holder of Notes shall, subject to certain conditions, have the right to require the repurchase of all of such holder’s Notes, or any portion of the principal amount thereof that is equal to $100,000 or an integral multiple of $100,000 in excess thereof, on March 24, 2026 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus any accrued and unpaid Special Interest (as defined in the Indenture) thereon from February 11, 2026 to, but excluding, the Fundamental Change Repurchase Date.

As more fully described in the Offer to Purchase, as a result of the Make-Whole Fundamental Change, all or any portion of a holder’s Notes may be surrendered for conversion at any time from or after the Effective Date until March 20, 2026, which is the second business day immediately prior to the Fundamental Change Repurchase Date (the “Make-Whole Conversion Period”), at an increased conversion rate. Holders who tender all or part of their Notes in accordance with the Offer to Purchase may not surrender such Notes for conversion unless they validly withdraw their Notes from the tender in accordance with the Offer to Purchase.

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” a Make-Whole Fundamental Change, such holder may convert its Notes during certain periods and upon the occurrence of certain conditions specified in the Indenture until the close of business on June 13, 2030, the second scheduled trading day immediately preceding the maturity date.

Holders of Notes should read carefully the Offer to Purchase regarding their conversion rights in connection with the Make-Whole Fundamental Change and their rights to require the repurchase of their Notes, as it contains important information as to the procedures and timing for the exercise of such rights.

About Palo Alto Networks

Palo Alto Networks (NASDAQ: PANW), the global AI cybersecurity leader, protects our digital way of life with a comprehensive portfolio of cybersecurity solutions and platforms across Network, Cloud, Security Operations, AI and Identity. Trusted by 70,000+ customers and powered by Unit 42 threat intelligence, our AI-driven platforms eliminate complexity, empowering enterprises to modernize with confidence and securing the speed of innovation. Explore the future of security at www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States or in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners. Any unreleased services or features (and any services or features not generally available to customers) referenced in this or other press releases or public statements are not currently available (or are not yet generally available to customers) and may not be delivered when expected or at all. Customers who purchase Palo Alto Networks applications should make their purchase decisions based on services and features currently generally available.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts made in this press release may be forward-looking. We use words such as “anticipates,” “believes,” “continue,” “estimate,” “expects,” “future,” “intends,” “may,” “plan,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons.

There are a significant number of factors that could cause actual results to differ materially from forward-looking statements made or implied in this press release, including: Palo Alto Networks’ ability to successfully integrate CyberArk’s businesses and technologies; the risk that the expected benefits and synergies of the transaction may not be fully achieved in a timely manner, or at all; the risk that Palo Alto Networks or CyberArk will be unable to retain and hire key personnel; significant and/or unanticipated difficulties, liabilities or expenditures relating to the integration of CyberArk into Palo Alto Networks; the effect of the completion of the transaction on the parties’ business relationships and business operations generally; the effect of the completion of the transaction on Palo Alto Networks’ common share price and uncertainty as to the long-term value of Palo Alto Networks’ common shares; risks related to disruption of management time from ongoing business operations due to the integration efforts required for the transaction; developments and changes in general or worldwide market, geopolitical, economic, and business conditions; failure of Palo Alto Networks’ platformization product offerings; failure to achieve the expected benefits of Palo Alto Networks’ strategic partnerships and acquisitions; changes in the fair value of Palo Alto Networks’ contingent consideration liability associated with acquisitions; risks associated with managing Palo Alto Networks’ growth; risks associated with new product, subscription and support offerings, including product offerings that leverage AI; shifts in priorities or delays in the development or release of new product or subscription or other offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products, subscriptions and support offerings; failure of Palo Alto Networks’ business strategies; rapidly evolving technological developments in the market for security products, subscriptions and support offerings; defects, errors, or vulnerabilities in our products, subscriptions or support offerings; Palo Alto Networks’ customers’ purchasing decisions and the length of sales cycles; Palo Alto Networks’ competition and the expanded scope of its competitors as a result of completing the CyberArk transaction; Palo Alto Networks’ ability to attract and retain new customers; Palo Alto Networks’ ability to acquire and integrate other companies, products, or technologies in a successful manner; Palo Alto Networks’ share repurchase program, which may not be fully consummated or enhance shareholder value, and any share repurchases which could affect the price of its common stock; and Palo Alto Networks’ debt repayment obligations.

For additional risks and uncertainties on these and other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Palo Alto Networks’ periodic reports and other filings with the Securities and Exchange Commission“”, including the risk factors contained in Palo Alto Networks’ most recent annual report on Form 10-K and periodic quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on current beliefs and information available to management as of the date hereof, and Palo Alto Networks does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Other Important Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Palo Alto Networks has filed with the SEC. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE) CONTAIN IMPORTANT INFORMATION. HOLDERS OF NOTES ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF NOTES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OFFER. The Offer to Purchase is available to all holders of the Notes at no expense to them. The tender offer materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Palo Alto Network’s Corporate Secretary at (408) 753-4000.

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Media & Investor Contacts:

Nicole Hockin

VP, Global Communications

Palo Alto Networks

nhockin@paloaltonetworks.com

Hamza Fodderwala

SVP, Investor Relations & Strategic Finance

Palo Alto Networks

hfodderwala@paloaltonetworks.com